EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 8, 2006

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                              Brinx Resources, Ltd.
              820 Piedra Vista Road NE, Albuquerque, NM 87123-1954
               Corporate Office: 505.291.0158 ~ Fax: 505.291.0158

NEWS RELEASE                                                  MARCH 8, 2006

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BRINX RESOURCES ACQUIRES ADDITIONAL NATURAL GAS INTEREST IN PALMETTO POINT,
MISSISSIPPI; TEN WELL DRILLING PROGRAM TO COMMENCE SHORTLY

Brinx Resources Ltd. (BNXR) (the "Company") has agreed to purchase for cash, a 10% interest in a new 10-hole drilling program at Palmetto Point, Mississippi. The targets are primarily but not exclusively natural gas, and the first drilling is expected to commence during the month of March.

Drill locations are typically identified by 3D seismic and the Company notes that over 80 targets have already been identified. The operator has acquired or shot extensive areas of both 2D and 3D seismic and has a long history of operations in the area. The operator of the drilling program is Griffin & Griffin Exploration, L.L.C., which has drilled, owned or operated more than 100 Frio wells in the region.

"Depending upon the success of this ten well program, we are most interested in our ability to participate in a long-term development project of potentially over eighty wells at Palmetto Point," said Leroy Halterman, President of Brinx Resources, who added that "this project has the potential to deliver significant value to our Company."

Griffin has utilized seismic "bright spot" technology, a technology that helps to identify gas reservoirs and to delineate the reservoir geometry and limits. Utilizing these critical factors has improved reserve estimates and the geologic success ratio.

The drilling program will consist of the drilling, logging, testing, completing and equipping for production (or if applicable, the plugging and abandonment) of ten wells. Griffin anticipates drilling to a subsurface depth equal to such depth as is necessary to penetrate the sands of the Frio Formation identified as potentially productive of oil and/or gas. The prospect wells are located in the Frio Geological formation. Frio wells typically enjoy low finding costs and have a high degree of success. The gas targets occur at shallower depths, and have minimal completion costs. The Frio in the area of Southwest Mississippi and North-Central Louisiana is a very complex series of sand representing marine transgressions and regression and



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therefore the presence of varying depositional environments. Structurally, the
Frio gas accumulations are a function of local structure and/or structural nose formed as a result of differential compaction features. However, stratigraphic termination (i.e. up dip shales outs of sands) also plays a role in most Frio accumulations. The stratigraphy is so complex that seismic HCL evaluations are the only viable exploratory tool for the Frio prospect.

Brinx expects the acquisition to close within 30 days.

About Brinx Resources

Brinx Resources is an expanding growing exploration company focused on developing North American oil and natural gas reserves. The Company's current focus is on the continued exploration of its land portfolio comprised of working interests in the Three Sand Project in McClain County, Oklahoma (70% interest), the Owl Creek Project in Noble County, Oklahoma (40% interest), and its newest interest in its Mississippi Prospect in Palmetto Point (10% interest). Brinx Resources is seeking to expand its portfolio to include additional interests North America.

Leroy Halterman C.P.G., R.P.G., LPG, President

For more information please visit WWW.BRINXRESOURCES.COM or contact 250-Media at 1-888-32-BRINX (27469).


The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.